Exhibit 10.30

Licensing Trade Mark Contract

This contract is signed between the following Parties:

Licensor: (Party A)        Shandong Shan Jiu Ching Tong Gong Yi Pin Co. Ltd

Licensee: (Party B)       Shandong Longkong Travel Development Co., Ltd

In the Place of:              Yishui County, Shandong Province

In accordance with the Trade Mark Laws and the Rules of Using of Trade Mark of PRC, the both parties reach this Authorized Using of Registered Trade Mark through friendly consultations:

Article 1: Describing of the Trade Mark

Trade Mark Holder	Name of the Trade Mark	Registration No.	Registration Type	Items of Using the Trade Mark	Valid Period
Shandong Shan Jiu Ching Tong Gong Yi Pin Co. Ltd	Great Canyon	3256270	Type 39	Travel agents (non-including hotel reservation); Sight seeing tourism; travel schedule; storage lease; car rental; yacht transportation; Passenger transfer; luggage carrying; Travel accompany.	28-2-2004 to 27-2-2014

Party A hereby grants Party B that the Trade Mark shall be solely used in connection with the manufacture, sales of the article of: Tourism

Article 2: Authorization and Territory

2.1 Type of using the Trade Mark: Solely privilege of utilizing the Trade Mark.

2.2 The License hereby granted extends only to: China

Article 3: Term

The term of the license hereby granted: Permanent using period of the Trade Mark. And Party A shall ensure that the validation of the Trade Mark would be renewed time to time.

Article 4: The Amount, Computation and Payment of the Royalty

Party B has the right to use the Trade Mark free of charge.

Article 5: Warranties for Quality of the Merchandise

5.1 Party A's warranties for quality of the merchandise

5.1.1 Party A has the right to examine or selectively examine the Party B's products labeled with above Trade Mark. If any un-qualified product is discovered, Party A has the right to require Party B to call back the product, and remove the Trade Mark label to dispose it in a method of discounting or destroying. The quality standard which Party A based on during the examination: State or Business Association Standard

5.1.2 Party A shall cooperate with Party B to strike passing of Trade Mark from any third party, the costs shall be on Party B's shoulders.

5.2 Party B's warranties for quality of the merchandise

5.2.1 Party B shall voluntarily accept and cooperate with Party A on  above products examination and disposal activities from Party A.

5.2.2 As required by fact, Party may require party A to provide a tech-instruction or assistance for image designation free of charge.

Article 6: Other Provisions

6.1 Party B has right to manage its own production, managing, sales, bear the business operation risk, responsibility for one's own profit and loss. Party A has no right to disturb Party B on such above business activities.

6.2 Party B shall file this contract with Industrial and Commercial Administrative Authority (Trade Mark Bureau) in 3 months after the contract is signed.

6.3 Party B shall mark its own business name and address on the products, it is not allowed to use Party A's such information on the products.

6.4 Party B shall protect the goodwill of the Trade Mark, guarantee the products quality, shoulder the legal obligations itself during the business operation.

6.5 Party B may, in accordance with the design from party A, process text, image trade mark, package bag, tag, product promo material, anti-fake post, quality pass and etc or other marks requited by product sales; above items shall be approved and filed by Party A before using them by party B, and shall not be disposed anyway, including but not limited to re-authorizing to a third party, transferring, pledge or investing with above items.

6.6 At the termination of the contract, Party B shall stop using the trade mark immediately, the rest un-used trade mark label shall be return to Party A in NULL days, and start processing the account closing of the expense of producing the trade mark label; the products flowing in the market shall be call back in 6 months. in such period, Party B permits Party B to dispose the inventory in such following ways: the qualified products examined by Party A may being sold in 6 months (continue producing or sales after the 6 months shall be regarded as the trespass).

6.7 During the granting period, as required by Party B, Party A shall transfer the using right of the trade mark to Party B free of charge, and cooperate with Party B on transferring procedure.

Article 7: Breach of Faith

7.1 Party A involved in such event:

After this contract effective, produce, sell or authorizing a third party to produce or sell the similar products with the Trade Mark which provided to Party B, or, under the name of inventory, convert to sell the similar products with the Trade Mark which provided to Party B, it shall be regarded as breaches of contract of Party A, and a loss compensation shall be provided to Party B.

7.2 without authorization from Party A, Party B shall not in any format or by any reason to transfer the Trade Mark to a third party, or breach the contract to extend the granted scope of the Trade Mark, or make sales out of the granted territory, otherwise, it shall be regarded as a breach. Party A has right to require Party B to provide a breach penalty in a amount of RMB One Hundred Thousand Yuan.

7.3 If Party B incurs a material quality fault or marketing system confusion (including cross area sales), which causes an adverse influence on the goodwill of the Trade Mark, Party may seize Party B's warranty fund, and/or terminate this contract without any compensation to Party B.

In such event, this contract is terminated ahead of schedule, Party B shall return all documents of title or certificate to Party A, and warrant that no any copy of above documents or certificate is remaining; all the obligations and losses caused by such above actions shall be shouldered by Party B; Party A shall take no responsibility for it.

Article 8: Dispute Settlement

Any dispute rising out during the contract performing, shall be resolved through consultation; failing on consultation, any party may submit it to a Court locating in the area where the contract is signed.

Article 9:

Unconcluded matter, both parties may sign a supplementary agreement to cover it, such agreement shall have the same legal effect.

Article 10:

This contract is made out in 5 duplicates; each for both parties, one for registration authority, the other shall be filed.

This contract shall be effective after it is signed and sealed by both parties.

Party A:           Shandong Shan Jiu Ching Tong Gong Yi Pin Co. Ltd (sealed)

Legal Representative:             /s/ ZHANG SHANZHONG

Party B:           Shandong Longkong Travel Development Co., Ltd (sealed)

Legal Representative:             /s/ ZHANG SHANJIU

Date: 28-9-2010